MACOM Reports Fiscal Second Quarter 2022 Financial Results

LOWELL, MA, April 28, 2022 – MACOM Technology Solutions Holdings, Inc. (“MACOM”) (Nasdaq: MTSI), a leading supplier of semiconductor products, today announced its financial results for its fiscal second quarter ended April 1, 2022.
Second Quarter Fiscal Year 2022 GAAP Results
•Revenue was $165.1 million, an increase of 9.7%, compared to $150.6 million in the previous year fiscal second quarter and an increase of 3.5% compared to $159.6 million in the prior fiscal quarter;
•Gross margin was 59.9%, compared to 55.9% in the previous year fiscal second quarter and 59.0% in the prior fiscal quarter;
•Operating income was $32.6 million, compared to operating income of $19.0 million in the previous year fiscal second quarter and operating income of $27.1 million in the prior fiscal quarter; and
•Net income was $29.6 million, or $0.42 per diluted share, compared to net income of $14.8 million, or $0.21 per diluted share, in the previous year fiscal second quarter and net income of $138.8 million, which includes a one-time $118.2 million gain associated with the sale of MACOM’s equity interest in Ampere Computing Holdings LLC, or $1.95 per diluted share, in the prior fiscal quarter.

Second Quarter Fiscal Year 2022 Adjusted Non-GAAP Results
•Adjusted gross margin was 61.7%, compared to 59.2% in the previous year fiscal second quarter and 61.4% in the prior fiscal quarter;
•Adjusted operating income was $50.9 million, or 30.8% of revenue, compared to adjusted operating income of $41.8 million, or 27.8% of revenue, in the previous year fiscal second quarter and adjusted operating income of $49.0 million, or 30.7% of revenue, in the prior fiscal quarter; and
•Adjusted net income was $48.4 million, or $0.68 per diluted share, compared to adjusted net income of $36.1 million, or $0.51 per diluted share, in the previous year fiscal second quarter and adjusted net income of $45.4 million, or $0.64 per diluted share, in the prior fiscal quarter.
Management Commentary
“We continue to improve the quality of our earnings and expand our technology portfolio,” said Stephen G. Daly, President and Chief Executive Officer.
Business Outlook
For the fiscal third quarter ending July 1, 2022, MACOM expects revenue to be in the range of $168 million to $172 million. Adjusted gross margin is expected to be between 61.0% and 63.0%, and adjusted earnings per share is expected to be between $0.68 and $0.72 utilizing an anticipated non-GAAP income tax rate of 3% and 71.3 million fully diluted shares outstanding.
Conference Call
MACOM will host a conference call on Thursday, April 28, 2022 at 8:30 a.m. Eastern Time to discuss its fiscal second quarter 2022 financial results and business outlook. Investors and analysts may join the conference call by dialing 1-877-837-3908 and providing the passcode 1084286.

International callers may join the teleconference by dialing +1-973-872-3000 and entering the same passcode at the prompt. A telephone replay of the call will be made available beginning two hours after the call and will remain available for five business days. The replay number is 1-855-859-2056 and the passcode is 1084286. International callers should dial +1-404-537-3406 and enter the same passcode at the prompt.
Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties in the Investors section of MACOM’s website at http://www.macom.com. To listen to the live call, please go to the Investors section of MACOM’s website and click on the conference call link at least fifteen minutes prior to the start of the conference call. For those unable to participate during the live broadcast, a replay will be available shortly after the call and will remain available for approximately 30 days.
About MACOM
MACOM designs and manufactures high-performance semiconductor products for the Telecommunications, Industrial and Defense and Datacenter industries. MACOM services over 6,000 customers annually with a broad product portfolio that incorporates RF, Microwave, Analog and Mixed Signal and Optical semiconductor technologies. MACOM has achieved certification to the IATF16949 automotive standard, the ISO9001 international quality standard and the ISO14001 environmental management standard. MACOM operates facilities across the United States, Europe, Asia and is headquartered in Lowell, Massachusetts.
Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements based on MACOM management’s beliefs and assumptions and on information currently available to our management. These forward-looking statements include, among others, statements about MACOM’s strategic plans and priorities, our ability to continue to improve our earnings and to ensure business continuity and to be successful in our technology, product development and engineering efforts, acceleration, strength and competitiveness of new product introductions and technology portfolio expansion, MACOM’s profitability, prospects and growth opportunities in our three primary markets, our strategy with respect to adjacent markets, development and process qualification timelines, continued revenue growth and financial and business improvements and the estimated financial results for our 2022 fiscal third quarter and the stated business outlook and future results of operations.
These forward-looking statements reflect MACOM’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause those events or our actual activities or results to differ materially from those indicated by the forward-looking statements, including any failure to anticipate demand for our products; risks related to any weakening of economic conditions, including as a result of the COVID-19 pandemic; our dependence on a limited number of customers; our ability to develop new products and achieve market acceptance of those products; component shortages or other disruptions in our supply chain, including as a result of the COVID-19 pandemic; and those other factors described in “Risk Factors” in MACOM’s filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the SEC. These forward-looking statements speak only as of the date of this press release, and MACOM undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Discussion Regarding the Use of Historical and Forward-Looking Non-GAAP Financial Measures
In addition to United States Generally Accepted Accounting Principles (“GAAP”) reporting, MACOM provides investors with financial measures that have not been calculated in accordance with GAAP, such as: non-GAAP gross profit and gross margin, non-GAAP operating expenses, non-GAAP income from operations and operating margin, adjusted EBITDA, non-GAAP net income, non-GAAP diluted earnings per share, non-GAAP diluted shares, non-GAAP income tax rate, non-GAAP interest expense and non-GAAP free cash flow. In this release or elsewhere, we may alternatively refer to such non-GAAP measures as “adjusted” measures. This non-GAAP information excludes the effect, where applicable, of intangible amortization expense, share-based compensation expense, warrant liability expense, non-cash interest, loss on debt extinguishment, equity method investment gains and losses and the tax effect of each non-GAAP adjustment.
Management believes these excluded items are not reflective of our underlying performance and uses these non-GAAP financial measures to: evaluate our ongoing operating performance and compare it against prior periods, make operating decisions, forecast future periods, evaluate potential acquisitions, compare our operating performance against peer companies and assess certain compensation programs. The exclusion of these items from our non-GAAP financial results should not be interpreted as implying that these items are non-recurring, infrequent or unusual. We believe this non-GAAP financial information provides additional insight into our ongoing performance and have therefore chosen to provide this information to investors to help them evaluate the results of our ongoing operations and enable more meaningful period-to-period comparisons. These non-GAAP measures are provided in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
A reconciliation between GAAP and non-GAAP financial data is included in the supplemental financial data attached to this press release. We have not provided a reconciliation with respect to any forward-looking non-GAAP financial data presented because we do not have and cannot reliably estimate certain key inputs required to calculate the most comparable GAAP financial data, such as the future price per share of our common stock for purposes of calculating the value of our common stock warrant liability, future acquisition costs, the possibility and impact of any litigation costs, changes in our GAAP effective tax rate and impairment charges. We believe these unknown inputs are likely to have a significant impact on any estimate of the comparable GAAP financial data.
Investors are cautioned against placing undue reliance on non-GAAP financial measures and are urged to review and consider carefully the adjustments made by management to the most directly comparable GAAP financial measures. Non-GAAP financial measures may have limited value as analytical tools because they may exclude certain expenses that some investors consider important in evaluating our operating performance or ongoing business performance. Further, non-GAAP financial measures may have limited value for purposes of drawing comparisons between companies because different companies may calculate similarly titled non-GAAP financial measures in different ways because non-GAAP measures are not based on any comprehensive set of accounting rules or principles.
Additional information and management’s assessment regarding why certain items are excluded from our non-GAAP measures are summarized below:
Amortization Expense – is related to acquired intangible assets which are based upon valuation methodologies, and are generally amortized over the expected life of the intangible asset at the time of acquisition, which may result in amortization amounts that vary over time. This non-cash expense is not considered by management in making operating decisions.
Share-Based Compensation Expense – includes share-based compensation expense for awards that are equity and liability classified on our balance sheet and the related employer tax expense at vesting. Share-based compensation expense is partially outside of our control due to factors such as stock price volatility and interest rates, which may be unrelated to our operating performance during the period in which the expense is incurred. It is an expense based upon valuation methodologies and assumptions that vary over time, and the amount of the expense can vary significantly between companies. Share-based compensation expense amounts are not considered by management in making operating decisions.
Warrant Liability Expense – is associated with mark-to-market fair value adjustments, which are largely based on the value of our common stock, which may vary from period to period due to factors such as stock price volatility. We believe these amounts are not correlated to future business operations and do not reflect our ongoing operations.
Non-cash Interest, Net – includes amounts associated with the amortization of the discount on our convertible notes and the amortization of certain fees associated with the establishment or amendment of our credit agreement, term loans and convertible notes that are being amortized over the life of the agreements. We believe these amounts are non-cash in nature, are not correlated to future business operations and do not reflect our ongoing operations.
Equity Method Investment Gains and Losses – primarily includes non-cash gains and losses associated with a non-marketable equity investment we had in Ampere Computing Holdings LLC and the $118.2 million cash gain on the sale of this investment in December 2021. We believe these items are not correlated to future business operations and including such amounts does not reflect our ongoing operations.
Loss on Debt Extinguishment – includes the write-off of unamortized deferred financing costs associated with the paydown of our term loans. We believe these non-cash amounts are not correlated to future business operations and do not reflect on our ongoing operations.
Tax Effect of Non-GAAP Adjustments – includes adjustments to arrive at an estimate of our non-GAAP income tax rate associated with our non-GAAP income over a period of time. We determine our non-GAAP income tax rate using applicable rates in taxing jurisdictions and assessing certain factors including our historical and forecast earnings by jurisdiction, discrete items, cash taxes paid in relation to our non-GAAP net income before income taxes and our ability to realize tax assets. We generally assess this non-GAAP income tax rate quarterly and have utilized 5% for fiscal year 2021 and our first fiscal quarter of fiscal year 2022 and 3% for our second fiscal quarter of fiscal year 2022. Our historical effective income tax rate under GAAP has varied significantly from our non-GAAP income tax rate due primarily to changes in fair values of the common stock warrant liability, which are excluded from our adjusted net income and are neither deductible nor taxable for tax purposes, gains or losses associated with our equity method investment in a private business, income taxed in foreign jurisdictions at generally lower tax rates, intangible impairments, research and development tax credits and merger expenses. We believe it is beneficial for management to review our non-GAAP income tax rate on a consistent basis over periods of time. Items such as those noted above may have a significant impact on our GAAP income tax expense and associated effective tax rate over time.
Adjusted EBITDA – is a calculation that adds depreciation expense to our adjusted income from operations. Management reviews and utilizes this measure for operational analysis purposes. We believe competitors and others in the financial industry also utilize this measure for analysis purposes.
Free Cash Flow – is a calculation that starts with cash flow from operating activities and reduces this amount by our capital expenditures in the applicable period. Management reviews and utilizes this measure for cash flow analysis purposes. We believe competitors and others in the financial industry also utilize this measure for analyzing a company’s cash flow.
Incremental Shares – is the number of potential shares of common stock issuable upon the exercise of stock options, restricted stock, restricted stock units and warrants that were not included in the calculation of our GAAP diluted shares, as the impact would have been anti-dilutive. We believe competitors and others in the financial industry utilize this measure for analysis purposes.

* * *
Company Contact:
MACOM Technology Solutions Holdings, Inc.
Stephen Ferranti
Vice President, Strategic Initiatives and Investor Relations
P: 978-656-2977
E: stephen.ferranti@macom.com

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share data)

	Three Months Ended			Six Months Ended
	April 1, 2022	December 31, 2021	April 2, 2021	April 1, 2022	April 2, 2021

Revenue	$165,147	$159,620	$150,583	$324,767	$299,087
Cost of revenue	66,158	65,477	66,470	131,636	134,713
Gross profit	98,989	94,143	84,113	193,131	164,374
Operating expenses:
Research and development	35,455	35,470	34,619	70,925	71,555
Selling, general and administrative	30,963	31,604	30,522	62,566	61,774
Total operating expenses	66,418	67,074	65,141	133,491	133,329
Income from operations	32,571	27,069	18,972	59,640	31,045
Other (expense) income:
Warrant liability expense	—	—	—	—	(11,130)
Interest expense, net	(1,389)	(1,693)	(4,851)	(3,082)	(9,585)
Other (expense) income, net	(55)	114,908	2,879	114,853	(1,624)
Total other (expense) income	(1,444)	113,215	(1,972)	111,771	(22,339)
Income before income taxes	31,127	140,284	17,000	171,411	8,706
Income tax expense	1,569	1,457	2,193	3,026	2,867
Net income	$29,558	$138,827	$14,807	$168,385	$5,839

Net income per share:
Income per share - Basic	$0.42	$2.00	$0.22	$2.42	$0.09
Income per share - Diluted	$0.42	$1.95	$0.21	$2.37	$0.08
Weighted average common shares:
Shares - Basic	69,788	69,400	68,504	69,594	68,130
Shares - Diluted	71,107	71,224	70,546	71,166	69,983

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	April 1, 2022	October 1, 2021

ASSETS
Current assets:
Cash and cash equivalents	$127,575	$156,537
Short-term investments	375,449	188,365
Accounts receivable, net	100,552	84,570
Inventories	93,352	82,699
Prepaid and other current assets	9,508	9,365
Total current assets	706,436	521,536
Property and equipment, net	122,426	120,526
Goodwill and intangible assets, net	380,529	398,925
Deferred income taxes	38,261	39,516
Other long-term assets	38,841	53,642
Total assets	$1,286,493	$1,134,145
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of finance lease obligations	$949	$958
Accounts payable	30,999	28,712
Accrued liabilities	62,375	63,374
Total current liabilities	94,323	93,044
Finance lease obligations, less current portion	27,544	28,037
Long-term debt obligations	565,097	492,097
Other long-term liabilities	45,246	49,231
Total liabilities	732,210	662,409
Stockholders’ equity	554,283	471,736
Total liabilities and stockholders’ equity	$1,286,493	$1,134,145

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	Six Months Ended
	April 1, 2022	April 2, 2021

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$168,385	$5,839
Depreciation and intangible asset amortization	29,080	35,613
Share-based compensation	19,916	18,700
Gain on equity method investment, net	(114,908)	(1,738)
Warrant liability expense	—	11,130
Deferred income taxes	1,284	1,629
Other adjustments, net	1,176	5,285
Accounts receivable	(15,983)	(22,397)
Inventories	(10,653)	7,068
Change in other operating assets and liabilities	(1,700)	1,592
Net cash provided by operating activities	76,597	62,721
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of equity method investment	127,750	—
Purchases of property and equipment	(12,184)	(7,328)
Sales, purchases and maturities of investments	(190,801)	41,277
Proceeds from sale of assets	23	63
Net cash (used in) provided by investing activities	(75,212)	34,012
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible notes, net of issuance costs	—	394,871
Payments of long-term debt	—	(496,021)
Payments on finance leases	(500)	(666)
Proceeds from stock option exercises and employee stock purchases	5,135	3,056
Repurchase of common stock - tax withholdings on equity awards	(34,758)	(22,338)
Net cash used in financing activities	(30,123)	(121,098)
Foreign currency effect on cash	(224)	464
NET CHANGE IN CASH AND CASH EQUIVALENTS	(28,962)	(23,901)
CASH AND CASH EQUIVALENTS — Beginning of period	156,537	129,441
CASH AND CASH EQUIVALENTS — End of period	$127,575	$105,540

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(unaudited and in thousands, except per share data)

	Three Months Ended						Six Months Ended
	April 1, 2022		December 31, 2021		April 2, 2021		April 1, 2022		April 2, 2021
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Gross profit - GAAP	$98,989	59.9	$94,143	59.0	$84,113	55.9	$193,131	59.5	$164,374	55.0
Amortization expense	1,778	1.1	2,505	1.6	3,806	2.5	4,283	1.3	7,683	2.6
Share-based compensation expense	1,143	0.7	1,401	0.9	1,241	0.8	2,544	0.8	2,508	0.8
Adjusted gross profit (Non-GAAP)	$101,910	61.7	$98,049	61.4	$89,160	59.2	$199,958	61.6	$174,565	58.4

	Three Months Ended						Six Months Ended
	April 1, 2022		December 31, 2021		April 2, 2021		April 1, 2022		April 2, 2021
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Operating expenses - GAAP	$66,418	40.2	$67,074	42.0	$65,141	43.3	$133,491	41.1	$133,329	44.6
Amortization expense	(6,277)	(3.8)	(6,781)	(4.2)	(7,601)	(5.0)	(13,058)	(4.0)	(15,717)	(5.3)
Share-based compensation expense	(9,125)	(5.5)	(11,292)	(7.1)	(10,208)	(6.8)	(20,417)	(6.3)	(22,646)	(7.6)
Adjusted operating expenses (Non-GAAP)	$51,016	30.9	$49,001	30.7	$47,332	31.4	$100,016	30.8	$94,966	31.8

	Three Months Ended						Six Months Ended
	April 1, 2022		December 31, 2021		April 2, 2021		April 1, 2022		April 2, 2021
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Income from operations - GAAP	$32,571	19.7	$27,069	17.0	$18,972	12.6	$59,640	18.4	$31,045	10.4
Amortization expense	8,054	4.9	9,287	5.8	11,407	7.6	17,341	5.3	23,400	7.8
Share-based compensation expense	10,268	6.2	12,693	8.0	11,450	7.6	22,961	7.1	25,155	8.4
Adjusted income from operations (Non-GAAP)	$50,893	30.8	$49,049	30.7	$41,829	27.8	$99,942	30.8	$79,600	26.6

Depreciation expense	5,792	3.5	5,947	3.7	6,006	4.0	11,739	3.6	12,213	4.1
Adjusted EBITDA (Non-GAAP)	$56,685	34.3	$54,996	34.5	$47,835	31.8	$111,681	34.4	$91,813	30.7

	Three Months Ended						Six Months Ended
	April 1, 2022		December 31, 2021		April 2, 2021		April 1, 2022		April 2, 2021
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Net income - GAAP	$29,558	17.9	$138,827	87.0	$14,807	9.8	$168,385	51.8	$5,839	2.0
Amortization expense	8,054	4.9	9,287	5.8	11,407	7.6	17,341	5.3	23,400	7.8
Share-based compensation expense	10,268	6.2	12,693	8.0	11,450	7.6	22,961	7.1	25,155	8.4
Warrant liability expense	—	—	—	—	—	—	—	—	11,130	3.7
Non-cash interest, net	411	0.2	458	0.3	849	0.6	869	0.3	1,397	0.5
Equity method investment gains, net	—	—	(114,908)	(72.0)	(6,541)	(4.3)	(114,908)	(35.4)	(1,738)	(0.6)
Loss on debt extinguishment	—	—	—	—	3,841	2.6	—	—	3,841	1.3
Tax effect of non-GAAP adjustments	73	—	(934)	(0.6)	293	0.2	(861)	(0.3)	(727)	(0.2)
Adjusted net income (Non-GAAP)	$48,364	29.3	$45,423	28.5	$36,106	24.0	$93,787	28.9	$68,297	22.8

	Three Months Ended						Six Months Ended
	April 1, 2022		December 31, 2021		April 2, 2021		April 1, 2022		April 2, 2021
	Net income	Income per diluted share	Net income	Income per diluted share	Net income	Income per diluted share	Net income	Income per diluted share	Net income	Income per diluted share
Net income - GAAP diluted	$29,558	$0.42	$138,827	$1.95	$14,807	$0.21	$168,385	$2.37	$5,839	$0.08

Adjusted net income (Non-GAAP)	$48,364	$0.68	$45,423	$0.64	$36,106	$0.51	$93,787	$1.32	$68,297	$0.97

	Three Months Ended			Six Months Ended
	April 1, 2022	December 31, 2021	April 2, 2021	April 1, 2022	April 2, 2021
	Shares	Shares	Shares	Shares	Shares
Diluted shares - GAAP	71,107	71,224	70,546	71,166	69,983
Incremental shares	—	—	—	—	175
Adjusted diluted shares (Non-GAAP)	71,107	71,224	70,546	71,166	70,158

	Three Months Ended						Six Months Ended
	April 1, 2022		December 31, 2021		April 2, 2021		April 1, 2022		April 2, 2021
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Interest expense, net - GAAP	$1,389	0.8	$1,693	1.1	$4,851	3.2	$3,082	0.9	$9,585	3.2
Non-cash interest expense	(412)	(0.2)	(458)	(0.3)	(849)	(0.6)	(869)	(0.3)	(1,397)	(0.5)
Adjusted interest expense (Non-GAAP)	$977	0.6	$1,235	0.8	$4,002	2.7	$2,213	0.7	$8,188	2.7

	Three Months Ended						Six Months Ended
	April 1, 2022		December 31, 2021		April 2, 2021		April 1, 2022		April 2, 2021
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Cash flow from operations	$42,493	25.7	$34,104	21.4	$27,941	18.6	$76,597	23.6	$62,721	21.0
Capital expenditures	(7,089)	(4.3)	(5,095)	(3.2)	(4,438)	(2.9)	(12,184)	(3.8)	(7,328)	(2.5)
Free cash flow (Non-GAAP)	$35,404	21.4	$29,009	18.2	$23,503	15.6	$64,413	19.8	$55,393	18.5
Free cash flow as a percentage of Adjusted net income (Non-GAAP)	73.2%		63.9%		65.1%		68.7%		81.1%

RECONCILIATION OF DEBT ACTIVITY
(unaudited and in thousands)

Long-term debt obligations
Balance as of October 1, 2021	$492,097
Reclassification of convertible notes from stockholders' equity	72,177
Other activity	823
Balance as of April 1, 2022	$565,097